EXHIBIT 99.1

Kay Technology Holdings, Inc.

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Consolidated Financial Statements
As of and for the Year Ended December 31, 2013

Kay Technology Holdings, Inc.
Consolidated Financial Statements

Contents

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Independent Auditor’s Report

Board of Directors
Kay Technology Holdings, Inc.
Sunnyvale, California

We have audited the accompanying consolidated financial statements of Kay Technology Holdings, Inc. and its subsidiaries, which comprise the consolidated balance sheet as of December 31, 2013, and the related consolidated statements of comprehensive income, stockholders’ equity, and cash flows for the year then ended, and the related notes to the consolidated financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Kay Technology Holdings, Inc. and their subsidiaries as of December 31, 2013, and the results of their operations and their cash flows for the year then ended in accordance with accounting principles generally accepted in the United States of America.

/s/ BDO USA, LLP

April 4, 2014

BDO USA, LLP, a Delaware limited liability partnership, is the U.S. member of BDO International Limited, a UK company limited by guarantee, and forms part of the international BDO network of independent member firms.

BDO is the brand name for the BDO network and for each of the BDO Member Firms.

Consolidated Financial Statements

KAY TECHNOLOGY HOLDINGS, INC.
Consolidated Balance Sheet
(in thousands, except per share data)

December 31,	2013
Assets
Current Assets:
Cash and cash equivalents	$19,751
Accounts receivable, net of allowance for doubtful accounts of $454 at December 31, 2013	36,883
Prepaid expenses and other current assets	5,419
Total current assets	62,053
Property and equipment, net	9,957
Goodwill	93,139
Acquired intangible assets, net	54,450
Other assets	3,116
Total assets	$222,715

Liabilities and Stockholders' Equity
Current Liabilities:
Notes payable, current	$6,895
Accounts payable	4,081
Accrued liabilities	18,671
Deferred tax liability	2,667
Accrued restructuring	107
Deferred revenue	26,106
Total current liabilities	58,527
Deferred revenue, long-term	1,250
Deferred tax liability, long-term	7,077
Notes payable, long-term	71,606
Other long-term liabilities	499
Total liabilities	138,959
Commitments and Contingencies (Note 5)
Stockholders' Equity:
Preferred stock, $0.01 par value; 110,000 shares authorized; 92,327 shares issued and outstanding at December 31, 2013, Liquidation value of $119.8 million at December 31, 2013	91,327
Common stock - $0.01 par value; 120,000,000 shares authorized; 116,205,637 shares issued and outstanding at December 31, 2013	1,162
Additional paid-in capital	11,097
Accumulated other comprehensive income	490
Accumulated deficit	(20,320)
Total stockholders' equity	83,756
Total liabilities and stockholders' equity	$222,715

See accompanying notes to the consolidated financial statements.

KAY TECHNOLOGY HOLDINGS, INC.
Consolidated Statement of Comprehensive Income
(in thousands)

For the Year Ended December 31,	2013

Revenues:
License fees	$23,427
Maintenance and support	47,105
Professional services	55,018
Subscription and managed services	13,110
Total revenues	138,660
Cost of Revenues:
License fees	1,777
Maintenance and support (1)	6,314
Professional services (1)	41,656
Subscription and managed services	6,774
Amortization of acquired technology	6,678
Total cost of revenues	63,199
Gross margin	75,461
Costs and Expenses:
Research and development (1)	18,830
Sales and marketing (1)	23,673
General and administrative (1)	12,122
Amortization of other acquired intangible assets	10,054
Transaction costs	1,131
Restructuring	615
Total costs and expenses	66,425
Income from operations	9,036
Interest and other expense, net	5,349
Income before income taxes	3,687
Provision for income taxes	119
Net income	3,568
Foreign currency translation adjustments	932
Comprehensive income	$4,500

(1) Stock-based compensation included in expense line items:
Maintenance and support	$23
Professional services	1,314
Research and development	488
Sales and marketing	1,842
General and administrative	792

See accompanying notes to the consolidated financial statements.

KAY TECHNOLOGY HOLDINGS, INC.
Consolidated Statement of Stockholders' Equity
(in thousands, except share data)

						Accumulated
					Additional	Other		Total
	Preferred Stock		Common Stock		Paid-in	Comprehensive	Accumulated	Stockholders'
	Shares	Amount	Shares	Amount	Capital	Income (loss)	Deficit	Equity

Balances at January 1, 2013	92,327	$91,327	116,181,449	$1,162	$10,948	$(442)	$(23,888)	$79,107
Stock issuance upon exercise of stock options	—	—	111,915	—	13	—	—	13
Repurchase and retirement of stock from previously exercised stock options	—	—	(87,727)	—	(11)	—	—	(11)
Employee stock based awards reclassified from liabilities	—	—	—	—	147	—	—	147
Foreign currency translation adjustment	—	—	—	—	—	932	—	932
Net Income	—	—	—	—	—	—	3,568	3,568
Balances at December 31, 2013	92,327	$91,327	116,205,637	$1,162	$11,097	$490	$(20,320)	$83,756

See accompanying notes to the consolidated financial statements.

KAY TECHNOLOGY HOLDINGS, INC.
Consolidated Statement of Cash Flows
(in thousands)

For the Year Ended December 31,	2013

Cash Flows from Operating Activities:
Net Income	$3,568
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,771
Amortization of acquired intangible assets	16,732
Provision for doubtful accounts	(68)
Employee stock based compensation	4,459
Deferred income tax	(1,544)
Adjustment to fair value of contingent consideration related to acquisitions	84
Changes in operating assets and liabilities:
Accounts receivable	(3,071)
Prepaid expenses and other assets	248
Accounts payable and accrued liabilities	(3,241)
Deferred revenue	(2,718)
Net Cash Provided by Operating Activities	16,220
Cash Flows from Investing Activities:
Purchases of property and equipment	(2,094)
Net Cash Used in Investing Activities	(2,094)
Cash Flows from Financing Activities:
Proceeds from exercise of options	2
Payments of contingent consideration related to acquisitions	(1,968)
Payments on debt	(4,939)
Net Cash Used in Financing Activities	(6,905)
Effect of Exchange Rate Changes on Cash and Cash Equivalents	(961)
Net Increase in Cash and Cash Equivalents	6,260
Cash and Cash Equivalents at Beginning of Year	13,491
Cash and Cash Equivalents at End of Year	$19,751

Supplemental Disclosure of Cash Flow Information:
Cash paid during the year for interest	$5,532
Cash paid during the year for income taxes	$1,410

See accompanying notes to the consolidated financial statements.

KAY TECHNOLOGY HOLDINGS, INC.
Notes to Consolidated Financial Statements

1. Summary of Significant Accounting Policies

Nature of Operations

Kay Technology Holdings, Inc. ("the Company," “Kay,” "we," "us," and "our") was incorporated in December 2009, under the laws of the state of Delaware. On December 23, 2009, through its wholly owned subsidiary, Kay Technology Corp, Inc., Kay acquired all the assets and liabilities, including all the subsidiary operations, of KANA Software, Inc. At the close of the asset purchase, Kay Technology Corp, Inc. changed its name to KANA Software, Inc. As a result, Kay Technology Holdings, Inc. is the sole shareholder and parent of KANA Software, Inc.

On February 3, 2014, the Company was acquired by Verint Systems Inc. in accordance with an Agreement and Plan of Merger signed on January 6, 2014.

The Company develops, markets and supports customer service software products for sale to commercial and government customers. The Company sells its products primarily in North America, Europe, South Africa, Australia and Asia, through its direct sales force and third party integrators.

The Company maintains its corporate offices in Sunnyvale, California, with other major facilities in Belfast, Northern Ireland and Glasgow, Scotland. Additionally the Company has offices or staff in Maidenhead, England, Ireland, Netherlands, Belgium, Germany, Canada, Australia, Indonesia, South Africa, Japan and other locations within the United States.

Basis of Presentation

The consolidated financial statements are prepared with accounting principles generally accepted in the United States (“GAAP”) and include the accounts of Kay Technology Holdings, Inc. and its wholly owned subsidiary KANA Software, Inc. with its wholly-owned subsidiaries: Lagan Technologies, Ltd., Lagan Technologies, Inc., Lagan Technologies Canada, Inc., KANA Software Ltd., KANA Software Ireland, Ltd., KANA Software KK, Ciboodle Limited, Ciboodle Land & Estates Limited, Ciboodle PTY Ltd., PT Ciboodle Indonesia, Ciboodle Customer Interaction Solutions South Africa (PTY) Ltd., Triniventures B.V., KANA Benelux B.V., Trinicom Belgie B.V., Trinicom Deutschland GmbH, and Overtone, Inc. The Company has eliminated all inter-company accounts and transactions.

The functional currency of the Company’s international subsidiaries has been the local currency other than for KANA Software Ireland Limited where the local currency is the EURO and the functional currency is the Pound Sterling. The financial statements of these subsidiaries have been converted to U.S. dollars using month-end exchange rates for assets and liabilities, and monthly average exchange rates for revenues, costs and expenses. This translation results in a foreign currency translation adjustment that is included in accumulated other comprehensive income. Foreign currency translation adjustments are realized and included in net income in the period in which those subsidiaries are sold or liquidated.

Transaction gains and losses arising from exchange rate changes denominated in other than the local currency are included in interest and other expense in the statements of comprehensive income.

Liquidity

The Company has incurred net losses to date and has an accumulated deficit of $20.3 million as of December 31, 2013. These accumulated net losses have included non-cash charges resulting from acquisitions, such as intangible amortization which totaled $46.0 million in the last three years. The Company’s operating activities generated approximately $16.2 million of cash in 2013. As of December 31, 2013, the Company had no borrowings under their line of credit and the amount outstanding under the term notes and building mortgage was $78.5 million. The Company had $4.7 million available to borrow under its credit facility with Silicon Valley Bank.

The Company’s activities have been primarily financed through operations, private placements of equity securities and debt financing. Management believes that cash generated by operations based on its internally generated forecasts and availability under the Company’s line of credit with Silicon Valley Bank will provide sufficient funds to enable the Company to meet its obligations through the next business cycle. If anticipated operating results that are built into management’s forecasts are not achieved, the Company may require additional funds to continue operations and/or may need to reduce operating expenses which could be detrimental to the ability of the Company to continue as a going concern.

Use of Estimates

The preparation of the consolidated financial statements in accordance with GAAP requires management to make estimates and assumptions that affect the amounts reported in the financial statements and the accompanying notes. On an ongoing basis, the Company evaluates estimates, including those related to revenue recognition, such as the estimate of customer hosting periods, provision for doubtful accounts, fair value of acquired intangible assets, goodwill, useful lives of long-lived assets, fair value of stock options including awards classified as liabilities, income taxes, restructuring costs, and contingencies among others. The Company bases estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results could differ materially from those estimates under different assumptions or conditions.

Revenue Recognition

Revenue from software license agreements is recognized when the basic criteria of software revenue recognition have been met: persuasive evidence of an agreement exists, delivery of the product has occurred, the fee is fixed or determinable and collection is probable.

Persuasive evidence of an arrangement exists. For all sales, the Company uses either a signed license agreement, a signed amendment to an existing license agreement, a signed order form, a binding purchase order where the Company either has a signed master license agreement or an order form signed by the Company, or a signed statement of work as evidence of an arrangement.

Delivery has occurred. Software is principally delivered electronically and delivery occurs when we make the software available for download by the customer. If the software or other deliverable is subject to acceptance for a specified period after the delivery, revenue is deferred until the acceptance period has expired or the acceptance provision has been met.

Fee is fixed or determinable. The Company considers the fee fixed or determinable unless the fee is subject to refund or adjustment or is not payable within standard payment terms. The Company generally considers payment terms greater than ninety days to be beyond customary payment terms. Revenue arrangements with extended payment terms are generally considered not to be fixed or determinable, and the Company generally does not recognize revenue on these arrangements until the customer payments become due and all other revenue recognition criteria have been met.

Collection is reasonably assured. Probability of collection has been based upon assessment of the customer’s financial condition through review of their current financial statements or publicly-available credit reports. For sales to existing customers, prior payment history is also considered in assessing probability of collection. The Company is required to exercise significant judgment in deciding whether collectability is reasonably assured, and such judgments may materially affect the timing of our revenue recognition and our results of operations.

When licenses are sold together with maintenance, support or other services, license fees are recognized upon delivery, provided that (i) the basic criteria of software revenue recognition have been met, (ii) payment of the license fees is not dependent on any implementation or performance criteria, (iii) the license does not contain any acceptance provisions, (iv) the related services do not provide significant customization of the software products and (v) services are not essential to the functionality of the software that was delivered. In these cases, the Company uses the residual method described in GAAP guidance to recognize license revenue when vendor-specific objective evidence of the fair value exists for all undelivered elements in the arrangement. Under the residual method, the Company defers the fair value of undelivered elements and the remainder of the arrangement fee is then allocated to the delivered elements and is recognized as revenue assuming the other revenue recognition criteria are met. If evidence of the fair value of one or more undelivered elements does not exist, all revenue is deferred and recognized when delivery of those elements occurs or when fair value can be established.

Vendor-specific objective evidence for consulting and training services is based on the price charged when the comparable service is sold separately. Vendor-specific objective evidence for maintenance, support and managed services is typically based on stated contractual renewal rates as long as the stated renewal rate is determined to be substantive. We monitor our renewal rates to assess that such rates are comparable within reasonable bands.

Services revenues include revenues for consulting services, training, and managed services. Consulting services revenues and the related cost of services during 2013 were generally recognized under fixed-price arrangements or time and materials arrangements. For consulting services contracts that have a fixed fee, the Company recognizes the license and professional consulting services revenues using either the proportional performance method or the completed performance method as prescribed by GAAP guidance. The Company’s consulting arrangements generally do not include significant customization of the software. Training services revenues are recognized as the related training services are delivered. Revenue from managed services, consisting of both a hosted and an on-premise solution, is recognized ratably over the term of the arrangement, while application and set up fees are recognized ratably over the estimated of the term of the customer arrangement of four years.

Customer support agreements provide technical support and the right to unspecified future upgrades on an if-and-when available basis. Customer support revenues are recognized ratably over the term of the support period, generally one year. The unrecognized portion of amounts billed in advance of delivery for services is recorded as deferred revenue.

Hosted Arrangements

Certain of our arrangements with customers convey a perpetual license to software that is hosted by a vendor of the Company. If agreement terms allow customers to take possession of the software without incurring a significant penalty and it is feasible for the customer to operate the software on its own hardware or host the software using a vendor of its choice, we account for the software under the software revenue recognition rules. Otherwise, the fees for the software are considered an up-font fee and is accounted for under ASC 605, Revenue Recognition. Hosted subscription-based arrangements provide customers with access to the Company's software and typically include managed services, bug fixes, updates, and maintenance and support services. The Company recognizes revenue from these arrangements ratably over the contractual term of the arrangement when there is evidence of an arrangement, the fees are fixed and determinable and collection is probable.

When our hosting arrangements include services it is necessary to evaluate whether services represent a separate unit of accounting using all applicable facts and circumstances. These considerations include whether (i) the delivered item has value to the customer on a standalone basis, in that the item could be sold separately by any vendor or the customer could resell the delivered item on a standalone basis, and (ii) if there is a general right of return relative to the delivered item, delivery or performance of the undelivered item or items is considered probable and substantially in the control of the vendor.  Consideration is then allocated to the separate units of accounting based on VSOE if available, third-party evidence (“TPE”) if VSOE is not available, or best estimated selling price ("BESP”) if neither VSOE nor TPE is available.

Accounts Receivable and the Allowance for Doubtful Accounts

Accounts receivable are stated at cost, net of allowances for doubtful accounts. The Company has made judgments as to its ability to collect outstanding receivables and records allowances when collection becomes doubtful. Allowance charges are recorded as operating expenses. These estimates are based on assessing the credit worthiness of our customers based on multiple sources of information and analysis of such factors as our historical collection experience and industry and geographic concentrations of credit risk.

The accounts receivable aging is reviewed on a regular basis and write-offs are recorded on a case-by-case basis net of any amounts that may be collected.

Cash Equivalents

The Company considers all highly liquid investments with an original maturity date of three months or less at the date of purchase to be cash equivalents.

Fair Value of Financial Instruments

The Company considers fair value as the exchange price that would be received for an asset or paid to transfer a liability, an exit price, in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants at the measurement date. Valuation techniques used to measure fair value are either observable or unobservable. Observable inputs reflect assumptions that market participants would use in pricing an asset or liability based on market data obtained from independent sources, while unobservable inputs reflect a reporting entity’s pricing based on their own market assumptions. The Company utilizes the following three-level fair value hierarchy to establish the priorities of the inputs used to measure fair value:
Level 1—instrument valuations are obtained from real-time quotes for transactions in active exchange markets involving identical assets

Level 2—instrument valuations are obtained from readily-available pricing sources for comparable instruments
Level 3—instrument valuations are obtained without observable market values and require a high level of judgment to determine the fair value

Assets and Liabilities Measured and Recorded at Fair Value on a Recurring Basis - The following table represents the fair value hierarchy for the financial assets and liabilities held by the Company measured at fair value on a recurring basis as of (in thousands):

December 31, 2013	Level 1	Level 2	Level 3	Total
Money market funds	$1,030	$—	$—	$1,030

The following table represents the activity of the contingent consideration payable that was settled in 2013 (in thousands):

Level 3
January 1, 2013 balance	$1,968
Payments	(2,258)
Adjustments to fair value	84
Net exchange differences	206
December 31, 2013 balance	$—

In connection with the 2010 acquisition of Lagan Technologies Limited, at January 1, 2013 there was contingent consideration related to a sales transaction that was in process on the acquisition date. The selling shareholders are entitled to 50% of the cumulative gross profit on the transaction subject to a cap of £1.1 million. The fair value of the contingent consideration at that date was estimated to be $1.7 million (£1.1 million) based on an income approach whereby the risk adjusted future estimated cash flows were discounted to present value. The full amount was paid in October 2013.

In 2012, related to the acquisition of certain assets and liabilities of Kahuna Business Solutions B.V., $305,000 of contingent consideration was recorded. The significant input for the Kahuna contingent consideration was our expected future revenue based on recent sales activity and our pipeline. During 2013 the final contingent consideration calculation was completed that resulted in an increase in contingent consideration of $84,000 that was expensed in the Consolidated Statement of Comprehensive Income. The full amount was paid during 2013.
Assets Measured and Recorded at Fair Value on a Nonrecurring Basis - We determine fair value of goodwill and long-lived assets held and used, such as property and equipment and acquired definite-lived intangible assets, by reference to independent appraisals, quoted market prices (e.g. an offer to purchase) and other factors. An impairment charge is recorded when the carrying value of the asset exceeds its fair value. As noted herein, there were no impairment charges recorded in 2013.

The fair value of other financial instruments, carried at cost in the balance sheet, including accounts receivable, and accounts payable, approximates the carrying amount, which is the amount for which the instrument could be exchanged in a current transaction between willing parties. The term loans have adjustable market interest rates and, accordingly, the carrying amounts approximate fair values.

Certain Risks and Concentrations

Financial instruments subjecting the Company to concentrations of credit risk have consisted primarily of cash and cash equivalents and trade accounts receivable. Cash and cash equivalents are deposited with financial institutions that management believes are creditworthy. Deposits in these institutions are in excess of federally insured amounts.

The Company’s customers are primarily concentrated in the United States and Europe. To reduce credit risk, the Company performs ongoing credit evaluations on its customers’ financial condition and generally requires no collateral to support its accounts receivable. The Company establishes an allowance for doubtful accounts based upon factors surrounding the credit risk of customers, historical trends and other information, and to date, such losses have been within management’s expectations.

For the year ended December 31, 2013, no customer represented greater than 10% of total net revenues.

As of December 31, 2013, one customer represented 10% of accounts receivable and no other customers represented greater than 10% of accounts receivable.

Goodwill

Goodwill represents the excess of the purchase price over the fair value of net tangible and identified intangible assets acquired in business combinations. Goodwill is not amortized but is evaluated at least annually for impairment or when a change in facts and circumstances indicate that the fair value of the goodwill may be below its carrying value.

The Company tests goodwill for impairment at the reporting unit level (“Reporting Unit”) at least annually and more frequently, if events merit. The Company has determined that it has only one operating segment and one Reporting Unit. The operating results are reviewed only on a consolidated basis by the enterprise’s chief decision maker designated as the Board of Directors to make decisions about resources to be allocated to the segment and assess its performance. Accordingly, goodwill is tested for impairment in a two-step process. First, the Company determines if the carrying amount of the Reporting Unit exceeds the fair value of the Reporting Unit, which may initially indicate that goodwill could be impaired. If the Company determines that such impairment could have occurred, it would compare the implied fair value of the goodwill to its carrying amount to determine the impairment loss, if any. No impairment of goodwill was identified in 2013.

Property and Equipment

Property and equipment are stated at cost less accumulated depreciation and amortization. Depreciation is computed using the straight-line method over the estimated useful lives of the assets, which is three years for computer equipment, software and furniture and fixtures. Leasehold improvements are amortized over the shorter of ten years or the life of the lease. Buildings are depreciated over periods ranging from 20 to 39 years. Upon retirement or sale, the cost and related accumulated depreciation are removed from the accounts, and any related gain or loss is reflected in operations. Improvements that extend the life of a specific asset are capitalized, while normal maintenance and repairs are charged to operations as incurred.

Depreciation expense was $1.8 million for the year ended December 31, 2013.

Impairment of Long-Lived Assets

The Company periodically assesses potential impairment of long-lived assets with estimable useful lives which include property and equipment and acquired intangible assets. An impairment review is performed whenever events or changes in circumstances indicate that the carrying value may not be recoverable. Factors the Company considers important which could trigger an impairment review include, but are not limited to, significant under-performance relative to historical or projected future operating results, significant changes in the manner of use of the acquired assets or the strategy for the Company’s overall business, and significant industry or economic trends. When the Company determines that the carrying value of the long-lived assets may not be recoverable based upon the existence of one or more of the above indicators, the Company determines the recoverability by comparing the carrying amount of the asset to net future undiscounted cash flows that the asset is expected to generate. The impairment recognized is the amount by which the carrying amount exceeds the fair market value of the asset. The Company did not recognize any impairment charges in 2013.

Restructuring Activities

The Company has liabilities for severance and related costs as well as estimated future lease commitments on excess facilities, net of estimated future sublease income. The estimates used in calculating the excess facilities liability are reviewed on a quarterly basis and are revised if estimated future vacancy rates and sublease rates vary from the Company’s original estimates. To the extent that new estimates vary adversely from the original estimates, the Company may incur additional losses that are not included in the accrued balance. Conversely, unanticipated improvements in vacancy rates or sublease rates, or termination settlements for less than the Company’s accrued amounts, may result in a reversal of a portion of the accrued balance and a benefit on the Company’s statement of operations in a future period.

Research and Development Costs

The Company’s research and development expenses consisted primarily of compensation and related costs for personnel responsible for the research and development of new products and services, as well as significant improvements to existing products and services. The Company has expensed research and development costs as they are incurred.

Income Taxes

The Company accounts for income taxes using the asset and liability method. Deferred tax assets and liabilities are measured based on differences between the financial reporting and tax bases of assets and liabilities using enacted tax rates and laws that are expected to be in effect when the differences are expected to reverse. The Company analyzes whether it is more likely than not that deferred tax assets will be realizable. Based on this analysis, the Company establishes a valuation allowance for amounts that are not expected to be realized.

The Company recognizes the tax liability for uncertain income tax positions on the income tax return based on the two-step process. The first step is to determine whether it is more likely than not that each income tax position would be sustained upon audit. The second step is to estimate and measure the tax benefit as the amount that has a greater than 50% likelihood of being realized upon ultimate settlement with the tax authority. Estimating these amounts requires the Company to determine the probability of various possible outcomes. The Company evaluates these uncertain tax positions on a quarterly basis. This evaluation is based on the consideration of several factors including changes in facts or circumstances, changes in applicable tax law, settlement of issues under audit and new exposures. If the Company later determines that the exposure is lower or that the liability is not sufficient to cover its revised expectations, the Company adjusts the liability and effect a related change in its tax provision during the period in which the Company makes such determination. See Note 10 for additional information.

Although the Company believes we have adequately reserved for our uncertain tax positions, no assurance can be given that the final tax outcome of these matters will not be different. We adjust these reserves in light of changing facts and circumstances, such as the closing of a tax audit or the refinement of an estimate. To the extent that the final tax outcome of these matters is different than the amounts recorded, such differences will impact the provision for income taxes in the period in which such determination is made. The Company’s policy is to recognize potential accrued interest and penalties related to such determination as income tax expense.

Accounting for Stock-Based Compensation

Share-based payment transactions in which an enterprise receives employee services in exchange for equity instruments are accounted for under FASB Accounting Standards Codification (“ASC”) 718 Compensation-Stock Compensation. The Company uses the Black-Scholes Merton option pricing model to determine the fair value of stock options and recognizes the resulting compensation expense on a straight-line basis in the accompanying Consolidated Statement of Comprehensive Income over the requisite service period for employee and director stock options.

Compensation expense calculated under ASC 718 relies on the value of the common stock as determined by the Company’s Board of Directors and assumptions such as volatility, expected term, interest rates, and other factors to determine the fair value of share-based payments using the Black-Scholes Merton option pricing model. Changes in the value of the common stock, the underlying assumptions in the calculations, the number of options granted or the terms of such options, the treatment of tax benefits and other changes may result in significant differences in the amounts or timing of the compensation expense recognized. The Company utilizes the historical volatility of representative public companies to determine implied volatility as there is no public trading of the Company’s common stock. Compensation expense is reduced for options that are not expected to vest.

The Company accounts for stock issued to nonemployees in accordance with the provisions of ASC 505-50 Equity-Based Payment to Non-Employees.

Recent Accounting Pronouncements

In 2013, the FASB issued new accounting guidance clarifying the accounting for the release of cumulative translation adjustment into net income when a parent either sells a part or all of its investment in a foreign entity or no longer holds a controlling financial interest in a subsidiary or group of assets that is a nonprofit activity or a business within a foreign entity. The new standard is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15,

2013. The Company does not anticipate that this adoption will have a significant impact on its financial position, results of operations or cash flows.

In 2013, the FASB issued new accounting guidance clarifying the accounting for obligations resulting from joint and several liability arrangements for which the total amount under the arrangement is fixed at the reporting date. The new standard is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2013. The Company does not anticipate that this adoption will have a significant impact on its financial position, results of operations or cash flows.

2. Financial Statement Detail

Prepaid expenses and other current assets consisted of the following (in thousands):

December 31,	2013
Tax refund receivable	$1,101
Amounts recoverable under contract	955
Prepaid third party costs	636
Recoverable VAT	553
Other receivables	473
Prepaid maintenance	220
Prepaid royalties	82
Other prepaid expenses	1,399
$5,419

Property and equipment, net consisted of the following (in thousands):

December 31,	2013
Computer equipment and software	$4,243
Furniture, fixtures and office equipment	1,337
Leasehold improvements	897
Buildings	6,635
Land	352
Motor vehicles	34
13,498
Less accumulated depreciation and amortization	(3,541)
$9,957

Other long term assets consisted of the following (in thousands):

December 31,	2013
Debt financing costs	$1,792
Deferred tax asset	653
Prepaid tax	598
Prepaid royalties	50
Deposits	23
$3,116

Accrued liabilities consisted of the following (in thousands):

December 31,	2013
Accrued payroll and related expenses	$5,877
Stock option liability	4,680
Income taxes payable	2,004
Development partner accruals	1,462
Sales tax and VAT tax payable	1,769
Accrued royalties	66
Other accrued liabilities	2,813
$18,671

3. Goodwill and Intangible Assets

Consideration paid in connection with acquisitions is required to be allocated to the acquired assets, including identifiable intangible assets and liabilities acquired. Acquired assets and liabilities are recorded based on the Company’s estimate of fair value, which requires significant judgment with respect to future cash flows and discount rates. For intangible assets other than goodwill, the Company is required to estimate the useful life of the asset and recognize its cost as an expense over the useful life. The Company is required to test goodwill for impairment under certain circumstances and write down goodwill when it is deemed to be impaired. The Company only has one reporting unit; therefore all of the goodwill is assigned to the one reporting unit.

The Company regularly evaluates its business for potential indicators of impairment of goodwill and intangible assets. The Company’s judgments regarding the existence of impairment indicators were based on market conditions, operational performance of the business and considerations of any events that are likely to cause impairment. The Company performs an annual impairment test on September 30. There has been no impairment recorded on Goodwill during the year ended December 31, 2013.

Acquired intangible assets are carried at cost less accumulated amortization. Amortization is computed based on the expected cash flows over the estimated lives of the intangible assets, which is two to eighteen years.

The goodwill balance as of January 1, 2013 is comprised of Goodwill related to the following acquisitions (in thousands):

	Year Acquired	Amount
KANA Software	2009	$14,649
Lagan Technologies	2010	24,338
Overtone	2011	1,082
Trinicom	2012	9,713
Ciboodle	2012	41,434
		$91,216

The components of goodwill and other intangible assets as of December 31, 2013 were as follows (in thousands):

Goodwill at January 1, 2013	$91,216
Net exchange differences	1,923
Goodwill at December 31, 2013	$93,139

Intangible assets consisted of (in thousands):

	December 31, 2013
	Gross		Net	Estimated
	Carrying	Accumulated	Carrying	Useful
	Amount	Amortization	Amount	Life
Intangible assets:
Developed technology	$36,186	$23,721	$12,465	5-10 years
Customer relationships	56,558	24,093	32,465	6-10 years
Trade names	13,998	4,478	9,520	6-18 years
Backlog	4,417	4,417	—	2 years
	$111,159	$56,709	$54,450

Gross carrying amount and accumulated amortization includes the effect of foreign currency exchange rate changes for intangibles denominated in foreign currencies.

The Company reported amortization expense on acquired intangible assets of $16.7 million for the year ended December 31, 2013. Expected amortization expense is as follows (in thousands):

Years ending December 31,	Amortization
2014	$15,037
2015	9,775
2016	8,131
2017	6,678
2018	4,387
Thereafter	10,442
$54,450

4. Line of Credit and Notes Payable

Line of Credit

On November 3, 2010, the Company entered into a $38.5 million Senior Secured Credit Facilities Credit Agreement (“Credit Facility”) under which the Company had access to committed term loans of up to $33.5 million (“Committed Term Loans”) to be used for acquisitions (“Acquisition Term Loans”) and a revolving loan facility of $5.0 million (“Revolving Line”). The Revolving Line was subject to sub limits: a sublimit of up to $2.5 million in Letters of Credit and a sublimit of up to $5.0 million in Swingline Loans, FX Forward Contracts, and Cash Management Services. The total combined borrowing under the Revolving Line and sub limits could not exceed $5.0 million.

On July 30, 2012, the Company entered into a First Amendment to the Credit Agreement and a First Amendment to the Facility Agreement with Silicon Valley Bank, which in the aggregate, increase the Credit Facility to $86.5 million. This amount is comprised of Committed Term Loans or Acquisition Term Loans in the amount of $81.5 million and a Revolving Line in the amount of $5.0 million with the same terms as described above. The Credit Facility is collateralized by all the Company’s assets and expires on July 30, 2017 at which time the entire balance under the Credit Facility will be due. Advances under the Credit Facility bear interest at a variable rate based on the Prime Rate, Federal Funds Effective Rate, or three months Euro Dollar Rate. Interest on outstanding loans is paid quarterly. The principal repayment for Term Loans is paid quarterly based on the applicable Term Loan Repayment Percentage. The Credit Facility contains certain restrictive covenants including but not limited to certain financial covenants based on earnings before interest, taxes, depreciation and amortization (“EBITDA”), a minimum consolidated fixed charge coverage ratio and a maximum consolidated senior leverage ratio. If the Company is not in compliance with the covenants of the Credit Facility, the lender has the right to declare an event of default and all of the outstanding balances owed under the Credit Facility would become immediately due and payable. As of December 31, 2013, the Company was in compliance with these covenants.

As of December 31, 2013, there was $75.9 million outstanding under the Acquisition Term Loans. Interest is payable quarterly at approximately a 6.25% annual interest rate as of December 31, 2013. Principal is repayable in quarterly installments of $1.5 million beginning on December 31, 2013 through September 30, 2014 and $2.0 million beginning on December 31, 2014 through June 30, 2017. The remaining principal will be due on July 30, 2017.

In connection with the acquisition of Ciboodle, the Company refinanced the mortgage on its building in Glasgow, Scotland, with Ulster Bank Limited in the amount of $2.8 million (£1.8 million). The principal and interest is repayable in a fixed monthly payment of $30,000 (£19,000). Interest is computed based on the three month libor linked rate plus 3.5% per annum, which at December 31, 2013 was 4.0%. The loan is fully amortized over a five year term. The term loan contains certain restrictive financial covenants including a minimum bank debt service cover ratio and a minimum interest cover ratio. If the Company is not in compliance with the covenants of the term loan, the lender has the right to declare an event of default and all of the outstanding balances owed under the Credit Facility would become immediately due and payable. As of December 31, 2013, the Company was in compliance with these covenants.

As of December 31, 2013, there was $2.6 million (£1.6 million) outstanding under the term loan.

The loan principal payments for the Acquisition Term Loans and Ulster Bank mortgage are as follows (in thousands):

Years Ending December 31,
2014	$6,895
2015	8,434
2016	8,445
2017	53,283
2018	320
Thereafter	1,124
$78,501

5. Commitments and Contingencies

Lease Obligations

The Company leases its facilities under non-cancelable operating leases with various expiration dates through 2022. In connection with one of its existing leases, the Company entered into a letter of credit totaling $330,000 expiring in 2015. The Company’s letter of credit is supported by the credit line.

Future minimum lease payments under non-cancelable operating leases, including leased properties included in the restructuring liability, are as follows (in thousands):

Years Ending December 31,
2014	$2,090
2015	1,274
2016	1,126
2017	1,087
2018	893
Thereafter	2,101
$8,571

Rent expense for properties in use, was approximately $1.7 million for the year ended December 31, 2013.

Indemnification

Many of the Company’s software license agreements require the Company to indemnify its customers from any claim or finding of intellectual property infringement. The Company periodically receives notices from customers regarding patent license inquiries they have received which may or may not implicate the Company’s indemnity obligations. Any litigation, brought by the Company against a third party or a third party against the Company, could result in the expenditure of significant financial resources and the diversion of management’s time and efforts. In addition, litigation in which the Company is accused of infringement might cause product shipment delays, require the Company to develop alternative technology or require the Company to enter into royalty or license agreements, which might not be available on acceptable terms or at all. If a successful claim of infringement was made against the Company and the Company could not develop non-infringing technology or license the infringed or similar technology on a timely and cost-effective basis, its business could be significantly harmed. Such indemnification provisions are accounted for in accordance with GAAP guidance. In prior periods, the Company has incurred minimal costs related to such claims under such indemnifications provisions; accordingly, the amount of such obligations cannot be reasonably estimated. There were no outstanding claims at December 31, 2013, other than matters discussed in legal proceedings below.

As permitted by Delaware law, the Company’s bylaws provide for indemnification of its officers and directors for certain events or occurrences while the officer or director is, or was, serving at the Company’s request in such capacity. The term of the indemnification period is for the officer’s or director’s lifetime. The maximum potential amount of future payments the Company could be required to make under these indemnification agreements is unlimited; however, the Company has a director and officer insurance policy that limits its exposure and enables the Company to recover a portion of any such amounts. As a result of the Company’s insurance policy coverage, the Company believes the estimated fair value of these indemnification agreements is insignificant. Accordingly, the Company had no liabilities recorded for these agreements as of December 31, 2013.

Warranties

The Company generally provides a warranty for its software products and services to its customers. The Company’s products are generally warranted to perform substantially as described in the associated product documentation for a period of 90 days. The Company’s services are generally warranted to be performed consistent with industry standards for a period of 90 days from delivery. In the event there is a failure of such warranties, the Company generally is obligated to correct the product or service to conform to the warranty provision or, if the Company is unable to do so, the customer is entitled to seek a refund of the purchase price of the product or service. Such warranties are accounted for in accordance with current GAAP guidance. The Company has not provided for a warranty accrual as of December 31, 2013 because, to date, the Company’s product warranty expense has not been significant. The Company assesses the need for a warranty reserve on an annual basis and there can be no assurance that a warranty reserve will not become necessary in the future.

Legal Proceedings

On February 7th, 2014, Pragmatus Telecom, LLC ("Pragmatus") filed a complaint against KANA Software, Inc. in the U.S. District Court for the District of Delaware (Civil Action No. 1:14-cv-00170-UNA). The complaint alleges that “live chat services and systems” provided by KANA infringes on US Patent Nos. 5,630,069, 5,734,837, 6,058,413, and 6,073,109 and seeks unspecified damages, attorneys’ fees, and an injunction. We have not answered the complaint but intend to defend the suit vigorously. At this early stage we have not concluded that it is probable that we will experience a loss in this matter, and are unable to reasonably estimate the amount or range of any such loss that may be experienced. Accordingly, we have made no accrual relating to this suit. Furthermore, under the Agreement and Plan of Merger by and among Verint Systems Inc., Kiwi Acquisition Inc., Kay Technology Holdings, Inc. and Accel-KKR Capital Partners III, LP (the “Accel-KKR Agreement”), dated January 6, 2014, we may have certain indemnity claims for patent infringement in connection with Accel-KKR Agreement.

On February 28th, 2014, Qualiqode, LLC (“Qualiqode”) filed a complaint against KANA Software, Inc. in the U.S. District Court for the Eastern District of Texas (Case Number 2:14-cv-00154) alleging infringement of U.S. Patent Nos. 5,630,069, 5,734,837, 6,058,413, and 6,073,109 by including business process management and workflow functionality in its software product. The complaint seeks unspecified damages and attorneys’ fees. We have not been served with the complaint but intend to defend the suit vigorously. At this early stage we have not concluded that it is probable that we will experience a loss in this matter, and are unable to reasonably estimate the amount or range of any such loss that may be experienced. Accordingly, we have made no accrual relating to this suit. Furthermore, under the Agreement and Plan of Merger by and among Verint Systems Inc., Kiwi Acquisition Inc., Kay Technology Holdings, Inc. and Accel-KKR Capital Partners III, LP (the “Accel-KKR Agreement”), dated January 6, 2014, we may have certain indemnity claims for patent infringement in connection with Accel-KKR Agreement. We may also have certain indemnity claims against Sword Soft Limited under the Stock Purchase Agreement, dated July 9, 2012, by and among Sword Soft Limited and KANA.

While management is unable to estimate the amount of loss or range of possible loss, an unfavorable outcome concerning matters discussed above is reasonably possible.

6. Stockholders’ Equity

Preferred Stock

The authorized, issued, and outstanding shares of Redeemable Preferred Stock ("Preferred Stock") are as follows as of December 31, 2013:

	Shares Authorized	Shares Issued	Carrying Value	Liquidation Preference
Series A	100,000	91,327	$91,327,000	$119,776,000
Series B	5,000	1,000	—	—
Undesignated	5,000	—	—	—
	110,000	92,327	$91,327,000	$119,776,000

The Series A Preferred Shares are issued at a price of $1,000 per share and are senior to Series B Preferred Shares and Common Stock. The Series A Liquidation Value is $1,000 per share plus all accrued dividends. The dividends accrue on a daily basis at the rate of 12% per annum for the period from December 22, 2009 until September 27, 2010 and 8% per annum from September 27, 2010 forward on the sum of the Series A Liquidation Value plus all accumulated and unpaid dividends thereon from and including the date of issuance, whether or not declared. The Series A Preferred Shares have no voting rights and have no redemption rights.

The Series B Preferred Shares are issued at a price of $13.80 per share and are junior to Series A Preferred Shares and on parity with Common Stock. The Series B Preferred Shares contain vesting provisions whereby they only vest upon a sale of the Company. Accordingly, these shares have no redemption rights other than at sale of the Company. The number of shares that vest is determined by meeting certain cash flow multiple hurdles. The Series B Preferred Shares do not accrue any dividends and have no voting rights. Upon liquidation of the Company the Series B Preferred Shares will be paid the Series B Percentage of all amounts which would have been distributed to holders of Common Stock. The Series B Percentage is equal to the product of up to 2% multiplied by the number of outstanding shares of Series B Preferred Shares not subject to forfeiture, vesting, repurchase rights or restrictions divided by the total number of Series B Preferred Shares issued.

Issuance of Common Stock and Preferred Stock

On December 23, 2009, the Company issued 65.0 million shares of common stock and 47,000 shares of Series A Preferred Shares to certain investors for gross proceeds of $52.1 million. These amounts included 1.3 million shares of common stock and 900 shares of Series A Preferred Shares issued to an executive of the Company. All shares issued to this executive ("Executive Shares") are subject to certain repurchase rights by the Company or majority investor that decline over time. As of December 31, 2013, 25% of the Executive shares were subject to repurchase at a repurchase price of the greater of cost or fair market value, except in the event of termination for cause the purchase price is the lesser of cost or fair market value. Proceeds from the issuance were used to partially finance the December 2009 purchase of assets from KANA Software, Inc.

On September 27, 2010, the Company issued Executive Shares of 3.6 million shares of common stock and 1,000 shares of Series B Preferred Shares to an executive for gross proceeds of $302,000, which was financed by a limited recourse note payable in favor of the Company. The note terms include a fixed interest rate of 1.94% per annum, with principal and interest due on the earlier of September 27, 2018 or an initial public offering or sale of the Company. The executive is personally liable for 50% of the note value and the note is collateralized by the shares purchased. Considering the note terms, the Company has evaluated this note to be non-recourse for GAAP purposes, and accordingly the common and the series B shares are considered options. The grant date value of the common shares accounted for as options are expensed over the vesting term of four years. Compensation expense totaling $39,000 was recorded in 2013 and unrecognized expense totals $38,000 that will be recognized during 2014.

On November 3, 2010, the Company issued 26.0 million shares of common stock and 21,000 shares of Series A Preferred Shares to certain investors for gross proceeds of $23.4 million. Proceeds from the issuance were used to partially finance the November 2010 purchase of Lagan Technologies, Ltd.

On January 20, 2011, the Company issued 750,000 shares of Common stock and 540 shares of Series A Preferred Shares to certain executives for gross proceeds of $600,000. These shares are subject to repurchase by the company in the event of termination. The repurchase is based on either fair value or the lesser of original cost or fair value depending on the reason for termination. Fair value is measured on date of separation.

In February and October of 2012, the Company issued 49,000 shares of Common stock and 65 shares of Series A Preferred Shares to certain executives for gross proceeds of $72,000. These shares are subject to repurchase by the company in the event of termination. The repurchase is based on either fair value or the lesser of original cost or fair value depending on the reason for termination. Fair value is measured on date of separation.

On April 13, 2012, the Company issued 3.0 million shares of Common Stock with an estimated fair value of $829,000 as part of its purchase consideration for the acquisition of Trinicom.

On July 30, 2012, the Company issued 14.1 million shares of Common stock and 23,000 shares of Series A Preferred Shares for $25.4 million. These amounts included Executive Shares of 167,000 shares of common stock and 270 shares of Series A Preferred Shares issued to an executive of Kana. Additionally, Kay issued 2.3 million shares of Common Stock with an estimated fair value of $576,000 as part of its purchase consideration for the acquisition of Ciboodle.

On September 21, 2012, the Company issued 435,000 shares of Common stock for $78,000.

Stock Compensation Plan

The Company’s 2010 Equity Incentive Plan (the “2010 Equity Incentive Plan”), was approved by the Board of Directors of the Company on July 8, 2010 and provides for shares of the Company's common stock to be granted to officers, directors, key employees and advisors. Options are granted at an exercise price equivalent to the closing fair market value on the date of grant. All options are granted at the discretion of the Company’s Board of Directors and have a term not greater than 10 years from the date of grant. Options are exercisable when vested at such time or times as determined by the Board of Directors provided that, at the discretion of the Board of Directors, the options may only be exercised upon the earlier of the following events; (i) separation of service of the participant, (ii) death of the participant, (iii) disability of the participant, (iv) first day of the year that includes the Expiration Date or (v) a change of control and generally vest over four years, with 25% vesting at one year and then 1/48 monthly over the remaining 36 months.

The following table summarizes activities under the equity incentive plans for the indicated periods:

	Options Outstanding
			Weighted
			Average
		Weighted	Remaining
		Average	Contractual	Aggregate
	Number of	Exercise	Term	Intrinsic
	Shares	Price	(in Years)	Value
Balances, January 1, 2013	4,548,513	$0.14	8.9	$163,000
Options granted	245,000	0.25	—	—
Options cancelled and retired	(382,085)	0.16	—	—
Options exercised	(111,915)	0.11	—	—
Balances, December 31, 2013	4,299,513	$0.15	7.9	$7,697,000

During 2013, Kay increased the number of options available under its option plan by 1,000,000 to 6,233,235. At December 31, 2013 there were 308,000 shares available for grant under the option plan. At December 31, 2013, the Company had $3.2 million of total unrecognized stock-based compensation expense, net of estimated forfeitures, related to stock options that will be recognized over the weighted average remaining period of 2.4 years.

The following table summarizes significant ranges of outstanding and vested but not exercisable options as of December 31, 2013:

	Options Outstanding			Options Vested but Not Exercisable
Range of Exercise Prices	Number Outstanding	Weighted Average Remaining Contractual Life (in Years)	Weighted Average Exercise Price Per Share	Number Vested but not Exercisable	Weighted Average Exercise Price Per Share
$0.08	877,513	6.59	$0.08	877,513	$0.08
$0.09	60,000	7.08	$0.09	45,000	$0.09
$0.14	1,337,000	7.67	$0.14	927,642	$0.14
$0.18	1,780,000	8.63	$0.18	629,578	$0.18
$0.25	245,000	9.58	$0.25	—	—
Total	4,299,513			2,479,733

Employee stock-based compensation recognized in 2013 uses the Black-Scholes Merton option pricing model for estimating the fair value of options granted under the Company’s equity incentive plans. The weighted average assumptions that were used to calculate the liability based on the fair value of the Company’s employee stock option grants as of the end of the reporting period ended December 31, 2013 was as follows:

2013
Risk-free interest rate	2.32%
Expected volatility	45%
Estimated term (in years)	7.9
Dividend yield	—%

Risk-free interest rates for the options were taken from the Daily Federal Yield Curve Rates on the grant dates for the expected life of the options as published by the Federal Reserve. The expected volatility was based upon historical volatility of peer companies. The forfeiture rate of employee stock options for 2013 was calculated using the Company’s historical terminations data.

In the analysis of expected life the Company used an approach that determines the full remaining life rather than the expected term as the options are accounted for as liabilities due to the repurchase features.

The weighted-average grant date value of options granted in 2013 was $0.25 per share. The weighted average fair value of vested shares as of December 31, 2013 was $1.81 per share.

The options were recorded as liabilities on the Company’s books with the corresponding charge to compensation expense due to the feature that allows the Company to repurchase the shares within 181 days of a shareholder’s termination. Under the terms of the agreement, fair value is determined on the date of separation thereby potentially preventing the employee from holding mature shares. The accumulated liability for vested options for terminated employees is reclassified from liabilities to equity.

The liability awards are adjusted to fair value at each balance sheet with a corresponding adjustment to compensation expense. During 2013, the beginning balance of the liability of $354,000 was increased by $4.5 million of compensation expense due to the change in fair value offset by a $147,000 reclassification of liability to equity as certain repurchase rights for the options expired. The balance of the liability was $4.7 million at December 31, 2013.

7. Restructuring Costs

The restructuring accrual balance at January 1, 2013 was comprised of remaining balances for three facilities for which the Company had ceased use in prior years, a severance liability related to a prior year closing of a foreign office and a remaining payment on a severance arrangement from 2012.

In January 2013 the Company implemented a reduction in workforce to reduce operating costs and realign its workforce as a continuation of the process begun during 2012 partially as a result of the acquisitions of Trinicom and Ciboodle. The expense related to this reduction in workforce was $663,000.

A summary of restructuring expenses, payments, and liabilities for the year ended December 31, 2013 is as follows (in thousands):

	Facilities	Severance and Related	Total
Restructuring accrual at January 1, 2013	$561	$221	$782
Restructuring charge (recovery)	(48)	663	615
Payments made and other adjustments	(371)	(884)	(1,255)
Sublease payments received	261	—	261
Restructuring accrual at December 31, 2013	$403	$—	$403

The restructuring accrual at December 31, 2013 is comprised of $107,000 included in Current Liabilities and $296,000 that is included in Other long-term liabilities.

8. Retirement Plan

The Company implemented a new 401(k) retirement plan during 2010, which covers substantially all employees. Eligible employees may make salary deferral (before tax) contribution up to a specified amount. The Company, at its discretion, may make additional matching contributions at 50% of the first 4% contributed up to a maximum of $1,000 per year. The matching contributions vest on a six-year graded vesting schedule. Matching contribution expense was $61,000 for the year ended December 31, 2013.

9. Related Parties

The Company acquired certain license hosting services during the year ending December 31, 2013 in the amount of $2.1 million from an entity under common ownership.

10. Income Taxes

The components of income (loss) before income taxes for the year ended were as follows (in thousands):

December 31,	2013
United States	$(3,612)
Foreign	7,299
Income before income taxes	$3,687

The components of the provision for income taxes were as follows (in thousands):

December 31,	2013
Current:
Federal	$(44)
State	83
Foreign	1,624
1,663
Deferred:
Federal	332
State	66
Foreign	(1,942)
(1,544)
Total provision for income taxes	$119

Deferred tax assets (liabilities) consisted of the following (in thousands):

December 31,	2013
Deferred Tax Assets:
Property and equipment	$679
Accruals and reserves	1,105
Intangible assets	6,919
Credit carry-forward	1,619
Stock based compensation	1,518
Other	27
Net operating loss carry-forward	3,054
Gross deferred tax assets	14,921
Valuation allowance	(13,554)
Net deferred tax assets	1,367
Deferred Tax Liabilities:
Goodwill and intangibles	(10,460)
Net Deferred Tax Liabilities	$(9,093)

Deferred taxes of $2.7 million are included in Current Liabilities and $7.1 million are included in Long-term Liabilities offset by $653,000 in Other Assets.

The provision for income taxes differs from the amount of income taxes determined by applying the U.S. statutory federal income tax rate as follows (in thousands):

December 31,	2013
Federal tax provision at statutory rate	$1,253
State, net of federal benefit	234
Foreign income not taxed at federal rate	(4,185)
Tax credits	(293)
Other permanent differences	(1,321)
Deemed foreign dividends	527
Valuation allowance	3,904
Provision for income taxes	$119

In assessing the realization of deferred tax assets, management considers whether it is more likely than not that some portion or all of deferred assets will be realized. The ultimate realization of the deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Based on the available objective evidence, management believes it is more likely than not that a portion of its net deferred tax assets may not be realized in the future. Accordingly, a valuation allowance of $13.6 million is provided against the domestic deferred tax assets of the company. There is $1.4 million of deferred tax assets related to foreign subsidiaries that has no valuation allowance as the Company expects to realize the full value of the asset based on historical and forecasted profitability of the foreign subsidiaries. The change in valuation allowance for the year ended December 31, 2013 is an increase of approximately $3.9 million.

As of December 31, 2013, the Company had net operating loss carry forwards for federal and state income tax purposes of approximately $3.6 million and $7.4 million, respectively. The federal net operating loss carry forwards, if not offset by future taxable income, will begin to expire in 2019. The state net operating losses will begin to expire in different years beginning in 2014. The Company has foreign net operating losses of approximately $6.7 million, which will begin to expire in 2017.

The Company also had federal and state research carry forwards of approximately $557,000 and $1.4 million, respectively. The federal credits will begin to expire in 2031 and the state credits have no expiration.

Pursuant to the Internal Revenue Code, the amounts of and benefits from net operating losses carry forwards may be impaired or limited in certain circumstances. Events which cause limitations in the amount of net operating losses that the Company may utilize in any one year include, but are not limited to, a cumulative ownership change of more than 50%, as defined, over a three year period.

The Company has not reflected income taxes that would be payable to foreign taxing jurisdictions if the earnings of the group of corporations operating in those jurisdictions were to be transferred out of such jurisdictions, because such earnings are intended to be permanently reinvested in those countries.

The Company maintains liabilities for uncertain tax positions. These liabilities involve considerable judgment and estimation and are continuously monitored by management based on the best information available, including changes in tax regulations, the outcome of relevant court cases, and other information. The Company’s policy is to recognize potential accrued interest and penalties related to unrecognized tax benefits as income tax expense. During the year ended December 31, 2013 and cumulatively, the Company has not recognized any interest and penalties associated with unrecognized tax benefits.

As of December 31, 2013, the Company’s total amount of unrecognized tax benefit was approximately $2.6 million, of which only $100,000 impacted the effective tax rate.

The Company files income tax returns with the United States federal government, various states and certain foreign jurisdictions. The Company and its U.S. subsidiaries, Overtone, Lagan, Sword Soft and Ciboodle are open for examination by the United States federal government and various state jurisdictions for the periods ended December 31, 2010 through December 31, 2013 and various state jurisdictions for the periods ended December 31, 2009 through December 31,2013. The Company's foreign subsidiaries are open to examination by the various foreign jurisdictions for 2008 through 2013 tax years.

The Company's U.S. subsidiaries, Sword Soft and Ciboodle are currently under federal government examination for the period ended December 31, 2011 and Ciboodle is also under New York state examination for the periods ended December 31, 2009 through December 31, 2011. The Company's foreign subsidiary, Lagan Technology Canada, is currently under examination for the period April 1, 2010 through December 31, 2011.

11. Information About Geographic Areas

The Company considers itself to be in a single industry segment, specifically the licensing and support of its software applications. Revenue classification is based upon customer location. Geographic information on revenues for the period ended December 31, 2013 was as follows (in thousands):

December 31,	2013
North America	$63,207
Europe	69,125
Asia Pacific	6,328
Total	$138,660

Geographic information on the Company’s long-lived assets (Property and equipment, net and other assets), based on physical location, as of December 31, 2013 was as follows (in thousands):

December 31,	2013
United States	$2,783
Europe	9,393
Asia Pacific	897
Total	$13,073

12. Valuation and Qualifying Accounts

A summary of Valuation and Qualifying Accounts for the year ended December 31, 2013 is as follows (in thousands):

	Balance at Beginning of Year	Amounts Recorded in Expenses	Deductions	Balance at End of Year
Allowance for Doubtful Accounts:
Year ended December 31, 2013	$536	$(68)	$(14)	$454

The credit balance recorded in expense represents collections of previously reserved receivables.

13. Subsequent Events

On February 3, 2014, the Company was acquired by Verint Systems, Inc. for approximately $514.0 million in net cash in accordance with an Agreement and Plan of Merger signed on January 6, 2014.

The Company evaluated subsequent events for recognition and disclosure through April 4, 2014, the date which these financial statements were available to be issued.